Exhibit 10.2

FIRST AMENDMENT TO

FIRST AMENDED AND RESTATED CREDIT AGREEMENT

This First Amendment to First Amended and Restated Credit Agreement (this “Amendment”), dated as of October 31, 2022, is by and among, ePlus Technology, inc., a Virginia corporation (“Technology”) (as Borrower Representative), ePlus Technology Services, inc., a Virginia corporation (“Services”), SLAIT Consulting, LLC, a Virginia limited liability company (“SLAIT”), and those additional entities that hereafter become parties to the Credit Agreement as Borrowers in accordance with the terms thereof (together with Technology, Services, and SLAIT, each, a “Borrower,” and individually and collectively, jointly and severally, the “Borrowers”), the Lenders (as defined in the Credit Agreement (defined below)) party hereto, and Wells Fargo Commercial Distribution Finance, LLC, a Delaware limited liability company, in its capacity as Agent for the Lenders (as defined in the Credit Agreement) (together with its successors and assigns, “Agent”).

RECITALS

A.         Borrowers are parties to that certain First Amended and Restated Credit Agreement dated as of October 13, 2021 (the “Credit Agreement”) by and among Borrowers, the Lenders, and Agent.  Capitalized terms used herein but not otherwise defined herein (including in the preamble and recitals hereof) shall have the respective meanings ascribed to such terms in the Credit Agreement.

B.           Borrowers, the undersigned Lenders and Agent desire to amend the Credit Agreement to make such changes to the Credit Agreement and other Loan Documents as provided in, and subject to the terms and conditions of, this Amendment.

C.           The undersigned Lenders constitute the Required Lenders for purposes of Section 10.1 of the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1.           Amendments to Credit Agreement.  Subject to the terms and conditions contained herein, Borrowers, Agent and Lenders hereby amend the Credit Agreement as follows:

(a)         The following defined terms are hereby deleted from Section 1.1 of the Credit Agreement:  “Early-Opt-in Election”; “LIBOR Rate”; “LIBOR Administrator”; “USD LIBOR” and each reference to such terms set forth in the Credit Agreement are deleted in their entirety.

(b)         Section 1.1 of the Credit Agreement (Definitions) is amended by amending and restating or adding in appropriate alphabetical order, as applicable, the following defined terms, each of which shall read as follows:

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.  Adjusted Term SOFR will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the date when such Loan is made and each day Adjusted Term SOFR changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.

“Aggregate Floorplan Loan Allocation” means the combined Floorplan Loan Allocations of the Lenders, which shall be in the amount of Four Hundred Twenty-Five Million Dollars ($425,000,000.00), as such amount may be reduced from time to time pursuant to this Agreement.

“Aggregate Revolving Loan Allocation” means the combined Revolving Loan Allocations of the Lenders, which shall initially be in the amount of One Hundred Fifty Million Dollars ($150,000,000.00), as such amount may be reduced from time to time pursuant to this Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component  thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date.

“Base Rate” means, on any day, the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus ½%, (c) Adjusted Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the highest “prime rate” in effect on such day as published in the “Money Rates” column of The Wall Street Journal or in such other publication or electronic source as Agent, in its sole discretion, may select; provided, however, if for any reason such rate is no longer published in The Wall Street Journal, Agent shall select such replacement index as Agent, in its sole discretion, determines most closely approximates such rate (and if such published rate is less than zero, then the rate determined pursuant to this clause (d) shall be zero). The “Base Rate” will change and take effect for purposes of this Agreement (y) with respect to any Revolving Loan or Swingline Loan, on the day the Base Rate changes and (z) with respect to any Floorplan Loan, on the first Business Day of each month.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.3(f)(iii).

“Benchmark Administrator” means, initially, the Term SOFR Administrator, or any successor administrator of the then-current Benchmark or any insolvency or resolution official with authority over such administrator.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Borrower Representative giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Agent and Borrower Representative giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a)
in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the Benchmark Administrator permanently or indefinitely ceases to provide such Benchmark; or

(b)
in the case of clause (b) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark has been determined and announced by or on behalf of the Benchmark Administrator or the regulatory supervisor for the Benchmark Administrator to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (b).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: a public statement or publication of information by or on behalf of the Benchmark Administrator or a regulatory supervisor for the Benchmark Administrator announcing that (a) the Benchmark Administrator has ceased or will cease to provide the Benchmark permanently or indefinitely or (b) the Benchmark is not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(f)(iii) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.3(f)(iii).

“Change in Law” means the occurrence after the date of this Agreement of:  (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) any new, or adjustment to, requirements prescribed by the Federal Reserve Board for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions (or the addition of breakage provisions) and other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or if Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Floor” means 0% per annum.

“Maximum Floorplan Amount” means Four Hundred Twenty-Five Million Dollars ($425,000,000.00).

“Maximum Revolving Loan Availability” means, as of any date of determination, the lesser of either (a) One Hundred Fifty Million Dollars ($150,000,000.00), or (b) the Excess Borrowing Base Availability as of such date.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means each portion of a Loan that bears interest at a rate determined by reference to Adjusted Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“Swingline Allocation” means the amount of Thirty Five Million Dollars ($35,000,000.00). The Swingline Allocation is a suballocation of, and not in addition to, the Revolving Loan Allocation.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” means, with respect to a Base Rate Loan determined with reference to Adjusted Term SOFR or a SOFR Loan, a percentage per annum equal to 0.10%.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(c)          The following Sections 1.4 and 1.5 are hereby added to the Credit Agreement:

1.4         Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time. Any reference in any Loan Document to a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person.

1.5         Rates.  Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.3(f)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower.  Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

(d)         Section 2.1(b)(ii) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(ii)         Agent may, in the sole and absolute discretion of Agent, elect to make, or permit to remain outstanding, Revolving Loans in excess of the Maximum Revolving Loan Availability (any such excess Revolving Loan is herein referred to as a “Protective Overadvance”) to (A) preserve or protect the Collateral, or any portion thereof, (B) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations, or (C) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses and other sums payable under the Loan Documents; provided, however, that (A) Agent may not cause Lenders to make, or permit to remain outstanding, a Protective Overadvance in an aggregate amount in excess of ten percent (10%) of the Aggregate Revolving Loan Allocation and (B) no Lender will be required to fund Protective Overadvances if such funding would cause the aggregate amount of Revolving Loans funded by such Lender to exceed such Lender’s Revolving Loan Allocation. If a Protective Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Lenders shall be bound to make, or permit to remain outstanding, such Protective Overadvance based upon their Allocation Percentage of the Aggregate Revolving Loan Allocation in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 3.2 have been met.  All Protective Overadvances shall bear interest at Adjusted Term SOFR plus the Applicable Margin for Revolving Loans and the default rate under Section 2.3(d).

(e)          Section 2.3(a) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(a)         Subject to Sections 2.3(d) and 2.3(e), (a) each Revolving Loan and Swingline Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin and (b) each Floorplan Loan shall bear interest on the outstanding principal amount thereof from the Floorplan Funding Date with respect to such Floorplan Loan at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin.  Each determination of an interest rate by Agent shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  Agent will promptly notify the Borrower Representative and Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

(f)          Section 2.3(d) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(d)        At the election of Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1(f) or 8.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus Adjusted Term SOFR).  All such interest shall be payable on demand of Agent or the Required Lenders.

(g)          Section 2.3(f) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(f)          Special Provisions Applicable to Term SOFR.

(i)            Adjusted Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 11.2), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Federal Reserve Board, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at Adjusted Term SOFR.  In any such event, the affected Lender shall give Borrower Representative and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender,  Borrower Representative may, by notice to such affected Lender (A) require such Lender to furnish to Borrower Representative a statement setting forth in reasonable detail the basis for adjusting Adjusted Term SOFR and the method for determining the amount of such adjustment, or (B) repay the Loans determined with reference to Adjusted Term SOFR, in each case, of such Lender with respect to which such adjustment is made.

(ii)          Subject to the provisions set forth in Section 2.3(f)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to Adjusted Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or SOFR, such Lender shall give notice of such changed circumstances to Agent and Borrower Representative and Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the Adjusted Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to Adjusted Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the Adjusted Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the Adjusted Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii)          Benchmark Replacement Setting.

(A)         Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Borrower Representative may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Borrower Representative so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.  No Secured Rate Contract shall be deemed to be a “Loan Document” for purposes of this Section 2.3(f)(iii).

(B)          Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C)          Notices; Standards for Decisions and Determinations. Agent will promptly notify Borrower Representative and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.3(f)(iii)(D).  Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.3(f)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.3(f)(iii).

(D)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E)          Benchmark Unavailability Period. Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, Agent may (a) declare that SOFR Loans will not thereafter be made, such that any request for a SOFR Loan shall be deemed to be a request for a Base Rate Loan and (b) require that all outstanding SOFR Loans be converted to Base Rate Loans immediately, in which event all outstanding SOFR Loans shall be so converted and shall bear interest at the Base Rate in effect from time to time. The Base Rate in effect from time to time shall replace the then-current Benchmark for any determination of interest hereunder or under any other Loan Document during a Benchmark Unavailability Period.

(h)         Section 2.8(b)(i)(A) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(A)         the then outstanding principal balance of Revolving Loans and Swingline Loans exceed the lesser of either (1) One Hundred Fifty Million Dollars ($150,000,000.00), or (2) the Maximum Floorplan Amount minus the Aggregate Floorplan Outstandings,

(i)          Section 3.2(c) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

(c)         after giving effect to any Loan (or the Issuance of any Letter of Credit), the aggregate outstanding amount of the Revolving Loans and Swingline Loans would exceed the lesser of either (1) One Hundred Fifty Million Dollars ($150,000,000.00), or (2) the Maximum Floorplan Amount minus the Aggregate Floorplan Outstandings.

(j)          Section 10.1(g) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

Anything in this Section 10.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lenders among themselves, and that does not affect the rights or obligations of any Credit Party or Guarantor, shall not require consent by or the agreement of any Credit Party or Guarantor, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Non-Funding Lender, and (iii) any amendment contemplated by Section 2.3(f)(iii) of this Agreement titled “Benchmark Replacement Setting” in connection with replacing the then current Benchmark shall be effective as contemplated by Section 2.3(f)(iii) of this Agreement titled “Benchmark Replacement Setting.”

(k)         Schedule 2.1(a) – Floorplan Loan Allocations and Schedule 2.1(b) – Revolving Loan Allocations of the Credit Agreement are hereby amended by deleting such Schedules in their entirety and replacing them with Schedule 2.1(a) and Schedule 2.1(b) attached hereto.

(l)         Notwithstanding anything in this Amendment to the contrary, the provisions of this Amendment related to the deletion of the LIBOR Rate and the application of Term SOFR to any Loans shall not be effective until the first day of the calendar month immediately following the date of this Amendment.

2.         Conditions Precedent.  The amendments contained in Section 1 above are subject to, and contingent upon, Agent receiving each of the following items, each in form and substance acceptable to Agent, unless waived in writing by Agent in its sole and absolute determination:

(a)          A duly executed counterpart of this Amendment signed by each of the parties hereto;

(b)          Guarantors shall have executed and delivered the Acknowledgement and Agreement of Guarantors;

(c)         Resolutions of the board of directors or board of managers, as applicable, of each Borrower and Guarantor, dated as of the date hereof, which authorize, direct, and empower the authorized officers to make, execute, and deliver this Amendment;

(d)       A certificate of secretary for each Credit Party and Guarantor, certifying as to the authority, incumbency and signature of the officers of such Credit Party executing this Amendment and all other documents, agreements and certificates in connection with this Amendment;

(e)       Agent shall have received satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Amendment have been taken to the Agent’s satisfaction;

(f)         Certificates of good standing for each Credit Party issued by the state of incorporation or organization of such Credit Party, all as of a recent date; and

(g)          Such other matters as Agent may require.

3.          Costs, Expenses and Taxes.  Without limiting the obligation of the Credit Parties to reimburse Agent for all reasonable costs, fees, disbursements and expenses incurred by Agent as specified in the Credit Agreement, as amended by this Amendment, the Credit Parties agree to pay on demand all reasonable costs, fees, disbursements and expenses of Agent in connection with the preparation, execution and delivery of this Amendment and the other agreements, modifications, instruments and documents contemplated hereby (collectively, the “Transaction Documents”), including, without limitation, reasonable attorneys’ fees and expenses.

4.           Representations, Warranties and Covenants of the Credit Parties.  Each Credit Party jointly and severally hereby represents and warrants to Agent and Lender, which representations and warranties shall survive the execution and delivery hereof, that on and as of the date hereof and after giving effect to this Amendment:

(a)          Each Credit Party has the corporate or limited liability company (as applicable) power and authority to execute and deliver this Amendment and the Transaction Documents to which it is a party (and perform its respective obligations hereunder and thereunder).  This Amendment and the Transaction Documents to which such Credit Party is a party have been duly authorized by such Credit Party.  This Amendment, the Transaction Documents to which such Credit Party is a party, and the Credit Agreement (as amended by this Amendment) each constitute the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar law affecting creditor’s rights generally and general principles of equity;

(b)          The execution, delivery and performance by Credit Parties of this Amendment and the Transaction Documents have been duly authorized by all necessary corporate or limited liability company action and do not (i) require any authorization, consent or approval by any Governmental Authorities, (ii) violate any Requirement of Law, or (iii) result in a breach of or constitute a default under any indenture or loan or loan agreement or any other agreement, lease or instrument to which any Credit Party is a party or by which they or their properties may be bound or affected.

(c)          Each Credit Party’s representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) on and as of the date hereof except to the extent that such representations and warranties expressly related solely to an earlier date, in which case such representations were true, correct and complete in all material respects (or, if any such representation or warranty is by its terms qualified by concepts of materiality, such representation or warranty is true and correct in all respects) (on and as of such earlier date;

(d)           No Default or Event of Default has occurred or is continuing as of the date hereof or shall occur immediately after giving effect to this Amendment;

(e)           Each Credit Party’s Organization Documents continue in full force and effect and have not been amended or otherwise modified since October 13, 2021;

(f)            All Obligations now due or payable by Borrowers to Lenders or Agent are unconditionally owing by Borrowers to Lenders and Agent, without offset, defense or counterclaim of any kind, nature or description whatsoever; and

(g)           Since March 31, 2022, there has not occurred any Material Adverse Effect.

Each Credit Party acknowledges that Agent and Lenders are specifically relying upon the representations, warranties and agreements contained in this Amendment and that such representations, warranties and agreements constitute a material inducement to Agent and Lenders in entering into this Amendment.

5.           Release by Credit Parties.

(a)        In further consideration of the execution of this Amendment by Agent and Lenders, each Credit Party (on behalf of itself and its shareholders, directors, members, managers, partners, officers, affiliates, successors and assigns) hereby unconditionally, absolutely and irrevocably forever remises, releases, acquits, satisfies and forever discharges Agent and Lenders and their respective successors, assigns, affiliates, parent entities, officers, employees, directors, shareholders, agents and attorneys (collectively, the “Releasees”) from any and all claims, demands, liabilities, disputes, damages, suits, controversies, penalties, fees, costs, expenses, actions and causes of action (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, known or unknown, matured or unmatured, fixed or contingent (all of the foregoing, “Claims”), that such Credit Party (or any of its respective shareholders, directors, members, managers, partners, officers, affiliates, successors or assigns) occurring on or before the date hereof, from any or all of the Releasees, which arise from or relate to any actions, omissions, conditions, events, or any other circumstances whatsoever on or prior to the date hereof, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, the transactions relating thereto or hereto, and any other Loan Document, other than for the gross negligence or willful misconduct of Agent as finally determined in a non-appealable order of a court of competent jurisdiction.

(b)         Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.  Each Credit Party agrees that no fact, event, circumstance, evidence or transaction that could now be asserted or that may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

(c)          Each Credit Party hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that such Credit Party will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by such Credit Party pursuant to the foregoing in this Section 5.

6.           Reference to Credit Agreement; No Waiver.

(a)         References.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.  The term “Loan Documents” as defined in Section 1.1 of the Credit Agreement shall include (in addition to the Loan Documents described in the Credit Agreement) this Amendment and the other Transaction Documents.

(b)         No Waiver.  The failure of Agent (or, as applicable, Lenders), at any time or times hereafter, to require strict performance by Credit Parties of any provision or term of the Credit Agreement, this Amendment or the other Loan Documents shall not waive, affect or diminish any right of Agent (or, as applicable, Lenders) hereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver by Agent or Lenders of a breach of this Amendment or any Event of Default under the Credit Agreement shall not, except as expressly set forth in a writing signed by Agent, suspend, waive or affect any other breach of this Amendment or any Event of Default under the Credit Agreement, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character.  None of the undertakings, agreements, warranties, covenants and representations of the Credit Parties contained in this Amendment, shall be deemed to have been suspended or waived by Agent or Lenders unless such suspension or waiver is (i) in writing and signed by Agent and (ii) delivered to the Credit Parties.  In no event shall Agent’s and Lenders’ execution and delivery of this Amendment establish a course of dealing among Agent, Lenders, Credit Parties or any other obligor, or in any other way obligate Agent or Lenders to hereafter provide any amendments or waivers with respect to the Credit Agreement.  The terms and provisions of this Amendment shall be limited precisely as written and shall not be deemed (x) to be a consent to any amendment or modification of any other term or condition of the Credit Agreement or of any of the Loan Documents (except as expressly provided herein); or (y) to prejudice any right or remedy which Agent or Lender may now have under or in connection with the Credit Agreement or any of the Loan Documents.

7.           Full Force and Effect.  The Credit Agreement and all Loan Documents, in each case as amended hereby, shall remain in full force and effect and are hereby ratified and confirmed.

8.           Reaffirmation of Security Interest.  Each Borrower hereby ratifies and reaffirms any and all grants of Liens to Agent in, to and on the Collateral as security for the Obligations, and each Borrower acknowledges and confirms that the grants of the Liens to Agent for the benefit of itself and Lenders in, to and on the Collateral:  (i) represent continuing Liens on all of the Collateral, (ii) secure the indefeasible payment in full in cash all of the Obligations when due or declared due in accordance with the terms of the Credit Agreement, and (iii) represent valid and first priority perfected Liens on all of the Collateral except solely to the extent, if any, of any Permitted Liens.

9.           Miscellaneous.  Titles and headings herein are solely for the convenience of the parties and are without substantive legal meaning.  This Amendment may only be amended or modified by a writing signed by Agent, Required Lenders and the Credit Parties.  Neither this Amendment nor any uncertainty or ambiguity herein shall be construed or resolved against Agent or Lenders, whether under any rule of construction or otherwise.

10.        Incorporation by Reference.  Sections 10.5 (Costs and Expenses), 10.13 (Severability), 10.8 (Successors and Assigns), 10.9 (Assignments and Participations; Binding Effect), 10.18 (Governing Law and Jurisdiction), 10.19 (Waiver of Jury Trial), and 9.21 (General Waivers by Credit Parties) of the Credit Agreement are incorporated by reference herein, mutatis mutandis, and the parties hereto agree to such terms and agree that such provision apply with equal force to this Amendment.

11.         Counterparts; Facsimile Signature.  This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature.  Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.  Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment.   Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.  The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

EPLUS TECHNOLOGY, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS TECHNOLOGY SERVICES, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

SLAIT CONSULTING, LLC

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Agent, Swingline Lender and as a Lender

By:	/s/ Jack F. Morrone
Name:	Jack F. Morrone
Title:	Its Duly Authorized Signatory

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

REGIONS BANK, as a Lender

By:	/s/ Alberto Casasus
Name:	Alberto Casasus
Title:	Director

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

TRUIST BANK, as a Lender

By:	/s/ Cathleen Marston
Name:	Cathleen Marston
Title:	Vice President

ACKNOWLEDGEMENT AND AGREEMENT OF GUARANTORS

The undersigned, each a guarantor of the indebtedness of ePlus Technology, inc., a Virginia corporation (“Technology”), ePlus Technology Services, inc., a Virginia corporation (“Services”), SLAIT Consulting, LLC, a Virginia limited liability company (“SLAIT”), and those additional entities that hereafter become parties to the Credit Agreement (as defined in the Amendment (defined below)) as Borrowers in accordance with the terms thereof (together with Technology, Services, and SLAIT, each, a “Borrower,” and individually and collectively, jointly and severally, the “Borrowers”) to the Lenders and Agent (each as defined in the Amendment) pursuant to (i) that certain First Amended and Restated Limited Guaranty dated October 13, 2021, from ePlus Inc. in favor of Agent, for the benefit of the Lenders (the “Limited Guaranty – Holdings”) and (ii) that certain First Amended and Restated Collateralized Guaranty dated October 13, 2021, from ePlus Group, Inc. in favor of Agent, for the benefit of the Lenders (the “Collateralized Guaranty – Group”), hereby (A) acknowledges receipt of the foregoing First Amendment to First Amended and Restated Credit Agreement (the “Amendment”); (ii) consents to the terms and execution thereof; (iii) reaffirms all of its obligations to Agent pursuant to the terms of the Limited Guaranty – Holdings and Collateralized Guaranty – Group, as applicable; and (iv) acknowledges that Agent and Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement (as defined in the Amendment) and any indebtedness or agreement of Borrowers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Limited Guaranty – Holdings or Collateralized Guaranty – Group, as applicable, for Borrowers’ present and future indebtedness to Agent and Lenders.

EPLUS GROUP INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer

EPLUS, INC.

By:	/s/ Elaine D. Marion
Name:	Elaine D. Marion
Title:	Chief Financial Officer